Exhibit 3.1

AMENDMENTS TO CARDIODYNAMICS INTERNATIONAL CORPORATION BY-LAWS

RESOLVED: That Section 6.3 entitled “Certificates for Shares” of Article 6 entitled “Miscellaneous” of the CardioDynamics International Corporation amended By-Laws dated June 2, 1999, is amended in its entirety, effective immediately, to read as follows:

Section 6.3. Certificates for Shares. Every holder of shares in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman of the Board, the President or Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series owned by the shareholder. Any or all of the signatures on the certificates may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer, transfer agent or registrar at the date of issue.

Any certificate may also contain a legend or other statement as may be required by Section 418 of the California General Corporation Law, the Corporate Securities Law of 1968, the federal securities laws, and any agreement between the Corporation and the issuee thereof.

Certificates for shares may be issued before full payment under such restrictions and for such purposes as the Board of Directors or the Bylaws may provide; provided, however, that any certificate issued before full payment shall state on its face the amount remaining unpaid and the terms of payment thereof.

Certificates for shares may be issued before full payment under such restrictions and for such purposes as the Board of Directors or the Bylaws may provide; provided, however, that any certificate issued before full payment shall state on its face the amount remaining unpaid and the terms of payment thereof.

No new certificate for shares shall be issued in lieu of an old certificate unless the latter is surrendered and cancelled at the same time; provided, however, that a new certificate will be issued without the surrender and cancellation of the old certificate if (1) the old certificate is lost, apparently destroyed, or wrongfully taken; (2) the request for the issuance of the new certificate is made within a reasonable time after the owner of the old certificate has notice of its loss, destruction or theft; (3) the request for the issuance of a new certificate is made prior to the receipt of notice by the Corporation that the old certificate has been acquired by a bona fide purchaser; (4) the owner of the old certificate files a sufficient indemnity bond with or provides other adequate security to the Corporation; and (5) the owner satisfies any other reasonable requirements imposed by the Corporation.

Notwithstanding anything contained in this Section 6.3 to the contrary, the Corporation may adopt, in accordance with Section 416(b) of the California General Corporation Law, a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates.